Exhibit 10.1
CLEARWIRE CORPORATION
ANNUAL PERFORMANCE BONUS PLAN
1.	PURPOSE.
     The purpose of the Clearwire Corporation Annual Performance Bonus Plan is to attract, retain and motivate key employees by providing bonus awards to designated Participants.
2.	DEFINITIONS.
     Unless the context otherwise requires, the words that follow shall have the following meanings:
(a)	“Award” shall mean a bonus award under the Plan.

(b)	“Board” shall mean the Board of Directors of the Company.

(c)	“Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto.

(d)	“Committee” shall mean the Compensation Committee of the Board or such other committee of the Board that is appointed by the Board to administer the Plan. If no such committee has been appointed, the Board shall be the Committee.

(e)	“Common Stock” means the Class A common stock, $0.0001 par value per share, of the Company.

(f)	“Company” shall mean Clearwire Corporation and any successor by merger, consolidation or otherwise.

(g)	“Participant” shall mean an employee of the Company or any subsidiary selected, in accordance with the terms of the Plan, to receive an Award in accordance with the Plan.

(h)	“Performance Goal” shall mean such performance objective or objectives applicable for Participants to receive payment of an Award under the Plan as selected by the Committee in its sole discretion.

(i)	“Performance Period” shall mean each fiscal year of the Company or such other period (as specified by the Committee) over which performance is to be measured; provided, however, that in no event shall a Performance Period be less than one year.

(j)	“Plan” shall mean the Clearwire Corporation Annual Performance Bonus Plan.

(k)	“Section 409A” shall mean Section 409A of the Code and the Treasury regulations and other official guidance promulgated thereunder.
3.	ADMINISTRATION AND INTERPRETATION OF THE PLAN.
(a)	GENERAL. The Plan shall be administered by the Committee. The Committee shall have the exclusive authority and responsibility to make all determinations and take all other actions necessary or desirable for the Plan’s administration, including, without limitation, the power to: (i) select Participants; (ii) determine the amount of Awards granted to Participants under the Plan; (iii) determine the conditions and restrictions, if any, subject to which the payment of Awards will be made; (iv) certify that the conditions and restrictions applicable to the payment of any Award have been met; (v) interpret the Plan; and (vi) adopt, amend, or rescind such rules and regulations, and correct any defect, supply any omission and reconcile any inconsistency in the Plan in the manner and to the extent it shall deem necessary to carry out its responsibilities under the Plan. All decisions of the Committee on any question concerning the selection of Participants and the interpretation and administration of the Plan shall be final, conclusive and binding upon all parties. The Committee may rely on information, and consider recommendations provided by the Board or the executive officers of the Company.

(b)	PLAN EXPENSES. The expenses of the Plan shall be borne by the Company.

(c)	UNFUNDED ARRANGEMENT. The Company shall not be required to establish any special or separate fund or make any other segregation of assets to assume the payment of any Award under the Plan. The Plan shall be “unfunded” for all purposes and Awards hereunder shall be paid out of the general assets of the Company as and when the Awards are payable under the Plan. All Participants shall be solely unsecured general creditors of the Company. If the Company decides in its sole discretion to establish any advance accrued reserve on its books against the future expense of the Awards payable hereunder, or if the Company decides in its sole discretion to fund a trust from which Plan benefits may be paid from time to time, such reserve or trust shall not under any circumstance be deemed to be an asset of the Plan.

(d)	DELEGATION. The Committee may, in its discretion, delegate its authority and responsibility under the Plan unless prohibited by applicable law.

(e)	ACCOUNTS AND RECORDS. The Committee shall maintain such accounts and records regarding the fiscal and other transactions of the Plan and such other data as may be required to carry out its functions under the Plan and to comply with all applicable laws.

(f)	RETENTION OF PROFESSIONAL ASSISTANCE. The Committee may employ such legal counsel, accountants and other persons as may be required in carrying out its duties in connection with the Plan.

(g)	INDEMNIFICATION. In addition to such other rights of indemnification as they may have as members of the Board, the members of the Committee and the Board shall be indemnified by the Company against all costs and expenses reasonably incurred by them in connection with any action, suit or proceeding to which they or any of them may be party by reason of any action taken or failure to act under or in connection with the Plan or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided that such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding; provided that any such Board or Committee member shall be entitled to the indemnification rights set forth in this Section 3(g) only if such member has acted in good faith and in a manner that such member reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such conduct was unlawful; and provided, further, that upon the institution of any such action, suit or proceeding, a Board or Committee member shall give the Company written notice thereof and an opportunity, at its own expense, to handle and defend the same before such Board or Committee member undertakes to handle and defend it on such Board or Committee member’s own behalf.
4.	ELIGIBILITY AND PARTICIPATION.
     Participation in the Plan shall be limited to those employees of the Company or its subsidiaries selected by the Committee from time to time in its sole discretion, and no person shall be entitled to any Award for a Performance Period unless the individual is designated as a Participant for the Performance Period. The Committee may add to or delete individuals from the list of designated Participants at any time and from time to time, in its sole discretion, provided that once a person is designated as a Participant for a Performance Period such person shall not be removed as a Participant during such Performance Period. No Participant who is granted an Award under the Plan shall have any right to a grant of future Awards under the Plan. By accepting any payment under the Plan, each Participant and each person claiming under or through such Participant shall be conclusively deemed to have indicated such person’s acceptance and ratification of, and consent to, any action taken under the Plan by the Company or the Committee. Subject to the terms and conditions of the Plan, determinations made by the Committee under the Plan need not be uniform and may be made selectively among eligible employees under the Plan, whether or not such employees are similarly situated.
5.	GRANT OF AWARDS; PAYMENT OF AWARDS.
(a)	AWARDS. The Committee shall establish the terms and conditions applicable to any Award granted under the Plan and a Participant shall be eligible to receive an Award under the Plan in accordance with such terms and conditions. Without limiting the foregoing, the Committee may grant Awards subject to any or all of the following: (i) attainment of time-based vesting conditions; (ii) attainment of any Performance Goal established by the Committee with respect to any Performance Period; or (iii) the Committee’s evaluation of a Participant’s individual performance for the Company and/or its subsidiaries. The Committee may, in its sole discretion, amend or modify the terms and conditions applicable to an Award (provided that the consent of an affected Participant shall be required prior to any amendment or modification that adversely affects a Participant’s outstanding Awards) and may elect to pay all or any portion of an Award to a Participant regardless of whether any Award is payable in accordance with the terms and conditions originally established by the Committee.

(b)	TIME OF PAYMENT. Subject to the provisions of Section 5(d) hereof, Awards under the Plan shall be paid not later than two and one-half (2 1/2) months after the expiration of the applicable Performance Period with respect to which the Awards are earned. Notwithstanding the foregoing, the Committee may defer payment of all or any portion of any Awards with such conditions as the Committee may determine and may permit a Participant electively to defer receipt of all or a portion of an Award, in each case, taking into account the requirements of Section 409A.
(c)	FORM OF PAYMENT. In the sole discretion of the Committee, Awards may be paid in whole or in part in cash, Common Stock or other property, provided that any Common Stock to be awarded as part of an Award hereunder shall be issued pursuant to the terms and conditions of any stockholder-approved equity plan of the Company (if any) as in effect from time to time. To the extent that there is no stockholder-approved equity plan of the Company with an available share reserve to cover the issuance of Common Stock in connection with the payment of any Award hereunder, the full amount of the Award shall be paid in cash.

(d)	IMPACT OF TERMINATION OF EMPLOYMENT. Unless otherwise determined by the Committee in its sole discretion, the right to any payment in respect of an Award hereunder shall be subject to the Participant’s continued employment with the Company or its subsidiaries on the applicable date of payment of the Award.
6.	NON-ASSIGNABILITY.
     No Award or payment thereof nor any right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, garnishment, execution or levy of any kind or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber and to the extent permitted by applicable law, charge, garnish, execute upon or levy upon the same shall be void and shall not be recognized or given effect by the Company.
7.	SUCCESSORS.
     For purposes of the Plan, the Company shall include any and all successors or assignees, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business or assets of the Company and such successors and assignees shall perform the Company’s obligations under the Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. In the event that the surviving corporation in any transaction to which the Company is a party is a subsidiary of another corporation, the ultimate parent corporation of such surviving corporation shall cause the surviving corporation to perform the obligations of the Company under the Plan in the same manner and to the same extent that the Company would be required to perform such obligations if no such succession or assignment had taken place. In such event, the term “Company,” as used in the Plan, shall mean the Company, as hereinbefore defined, and any successor or assignee (including the ultimate parent corporation) to the business or assets thereof which by reason hereof becomes bound by the terms and provisions of the Plan.

8.	NO RIGHT TO EMPLOYMENT.
     Nothing in the Plan or in any notice of an Award shall confer upon any person the right to continue in the employment of the Company or one of its subsidiaries or affect the right of the Company or any of its subsidiaries to terminate the employment of any Participant at any time or for any reason (or no reason).
9.	AMENDMENT OR TERMINATION.
     The Board reserves the right, subject to shareholder approval to the extent required by applicable law, regulation or exchange listing rules, to amend, suspend or terminate the Plan at any time, provided that no amendment, suspension or termination may adversely affect the rights of any Participant with regard to any outstanding Award. In no event may any such amendment, suspension or termination result in an increase in the amount of compensation payable pursuant to any Award under the Plan.
10.	EFFECTIVE DATE AND TERM OF PLAN.
     The Board approved the Plan effective as of February 10, 2011,
11.	SEVERABILITY.
     In the event that any one or more of the provisions contained in the Plan shall, for any reason, be held to be invalid, illegal or unenforceable, in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of the Plan and the Plan shall be construed as if such invalid, illegal or unenforceable provisions had never been contained therein.
12.	WITHHOLDING.
     The Company shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have under applicable law to withhold federal, state or local income or other taxes incurred by reason of the payment of Awards under the Plan.
13.	GOVERNING LAW.
     The Plan and any amendments hereto shall be construed, administered, and governed in all respects in accordance with the laws of the State of Delaware (regardless of the law that might otherwise govern under applicable principles of conflict of laws).
14.	COMPANY RECOUPMENT OF AWARDS.
(a)	GENERAL. In the event of a material inaccuracy in the Company’s statements of earnings, gains or other criteria that reduces previously reported net income or increases previously reported net loss, the Company shall have the right to take appropriate action to recoup from a Participant any portion of any Award received by a Participant the payment of which was tied to the achievement of one or more specific earnings targets (e.g., revenue, expenses, operating income, net income, etc.), with respect to the period for which such financial statements are materially inaccurate, regardless of whether such Participant engaged in any misconduct or was at fault or responsible in any way for causing the material inaccuracy, if, as a result of such material inaccuracy, such Participant otherwise would not have received payment in respect of such Award (or portion thereof). In the event that the Company is entitled to, and seeks, recoupment under this Section 14, such Participant shall promptly reimburse the after-tax portion (after taking into account all available deductions in respect of such reimbursement) of such Award which the Company is entitled to recoup hereunder. In the event that such Participant fails to make prompt reimbursement of any such Award which the Company is entitled to recoup and as to which the Company seeks recoupment hereunder, the Company shall have the right to (i) deduct the amount to be reimbursed hereunder from the compensation or other payments due to the Participant from the Company, or (ii) take any other appropriate action to recoup such payments. The Company’s right of recoupment pursuant to this Section 14 shall apply only if the demand for recoupment is made not later than three (3) years following the payment of the applicable Award.
(b)	REQUIREMENTS OF APPLICABLE LAW. The rights contained in this Section 14 shall be in addition to, and shall not limit, any other rights or remedies that the Company may have under law or in equity, including, without limitation, (i) any right that the Company may have under any other Company recoupment policy or other agreement or arrangement with a Participant, or (ii) any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Securities Exchange Act of 1934, as amended (as determined by the applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission).
15.	SECTION 409A COMPLIANCE.
     The Plan is intended to either comply with, or be exempt from, the requirements of Section 409A. To the extent that the Plan is not exempt from the requirements of Section 409A, the Plan is intended to comply with the requirements of Section 409A and shall be limited, construed and interpreted in accordance with such intent. Accordingly, the Company reserves the right to amend the provisions of the Plan at any time and in any manner without the consent of Participants solely to comply with the requirements of Section 409A and to avoid the imposition of the additional tax, interest or income inclusion under Section 409A on any payment to be made hereunder while preserving, to the maximum extent possible, the intended economic result of the Award of any affected Participant. In no event whatsoever shall the Company be liable for any additional tax, interest, income inclusion or other penalty that may be imposed on a Participant by Section 409A or for damages for failing to comply with Section 409A. Notwithstanding any contrary provision in the Plan, to the extent that the payment of an Award is to be made as a result of a Participant’s “separation from service” (within the meaning of Section 409A) and such Participant is a “specified employee” (as defined under Section 409A) of the Company at the time of such “separation from service,” the payment of the Award shall be delayed for the first six (6) months following such “separation from service” (or, if earlier, the date of such Participant’s death) and shall instead be paid in the manner set forth for the applicable Award upon expiration of such delay period.

16.	TITLES AND HEADINGS.
     The headings and titles used in the Plan are for reference purposes only and shall not affect in any way the meaning or interpretation of the Plan.
CLEARWIRE CORPORATION